Exhibit 77Q1(e)

                              AMENDMENT TO RESTATED
                         INVESTMENT MANAGEMENT AGREEMENT

The INVESTMENT MANAGEMENT AGREEMENT made as of the 7th day of April, 1995, and restated on the 7th day of April, 1997, by and between PILGRIM AMERICA INVESTMENT FUNDS, INC., (formerly Pilgrim Investment Funds, Inc.) a corporation organized and existing under the laws of the State of Maryland (hereinafter called the "Company") on behalf of its PILGRIM AMERICA HIGH YIELD FUND series (formerly Pilgrim High Yield Fund) (the "Fund"), and PILGRIM AMERICA INVESTMENTS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Manager"), is hereby amended as set forth in this Amendment to the Investment Management Agreement, which is made as of the ___ day of __________, 1998.

                              W I T N E S S E T H:

         WHEREAS, the Fund is a series of the Company, an open-end management investment company, registered as such under the Investment Company Act of 1940; and

         WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

         WHEREAS, the Company, on behalf of the Fund, and the Manager wish to amend the Investment Management Agreement as provided below; and

         NOW, THEREFORE, in consideration of the covenants and the mutual promises in the Investment Management Agreement, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. Section 8(a) of the Investment Management Agreement is amended by replacing the language thereof with the following paragraph:

          8. (a) The Fund agrees to pay to the Manager, and the Manager agrees to accept, as full compensation for all administrative and investment management services furnished or provided to the Fund and as full reimbursement for all expenses assumed by the Manager, a management fee computed at an annual percentage rate of .60% of the average daily net assets of the Fund.

2. This Amendment shall become effective as of the date indicated above provided that it has been approved by the shareholders of the Fund at a meeting held for that purpose.
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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested by their duly authorized officers, on the day and year first above written.

                                          PILGRIM AMERICA INVESTMENT FUNDS, INC.
                                          (on behalf of its Pilgrim America High
                                          Yield Fund series)



Attest:                                     By:
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Title:                                      Title:
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                                           PILGRIM AMERICA INVESTMENTS, INC.


Attest:                                     By:
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Title:                                      Title:
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